Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Stone Tan China Acquisition Corp.

We hereby consent to the use in this amendment No. 9 to the Registration Statement on Form S-1 and Prospectus, of our report dated October 14, 2007, relating to the balance sheet of Stone Tan China Acquisition Corp. (a corporation in the development stage) as of September 30, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period from January 24, 2007 (inception) to September 30, 2007, which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Gumbiner Savett Inc.
Santa Monica, California
October 14, 2007